Exhibit 99.1

TranS1 Inc. Announces Distribution Agreement in China

Wilmington, N.C., October 10, 2012 (GLOBE NEWSWIRE) - TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region, announced today the signing of a distribution agreement with Beijing Jiade Sunshine (“Jiade”).

The distribution agreement covers the sale of AxiaLIF® products in China with the exception of Hong Kong, Macau and Taiwan. The Company’s AxiaLIF implants were granted a registration certificate by the State Food and Drug Administration (SFDA) and the remaining instrumentation is expected to receive their respective registration in the fourth quarter of 2012.

“We look forward to working closely with Jiade in the successful launch of our AxiaLIF products in China. The knowledge gained in the 13,000 AxiaLIF cases completed in the U.S. and Europe combined with our strong focus on surgeon training will help to drive success in China,” said Ken Reali, President and CEO of TranS1. “The Chinese spinal fusion market is large and growing and we believe the minimally invasive AxiaLIF lower lumbar fusion system will represent an attractive option for surgeons and their patients.”

“We are delighted to enter a long term partnership with TranS1 to offer such an innovative technology as AxiaLIF to spine surgeons and patients throughout China.” said Ming Ming Tian, President of Jiade. “Minimally Invasive Spine Surgery (MISS) is rapidly expanding in China, and our vast, spine experienced, national distribution network is well positioned to advance adoption of this unique, but tested, MISS technology to present to their surgeons.”

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEOTM lateral access and interbody fusion system, and the VectreTM and AvatarTM posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

About Beijing Jiade Sunshine

Beijing Jiade Sunshine, a joint-stock enterprise, is a national distribution company in The People’s Republic of China. Jiade currently markets implants and other operating room products to spine and orthopedic surgeons. Jiade has made investments in developing experienced surgical marketing, professional sales and academic training teams throughout the Chinese market. Jiade was founded in March 2007.

Forward Looking Statements

This press release includes statements relating to the anticipated registration of certain instrumentation and the launch of our AxiaLIF products in China that are based on our current beliefs and assumptions. These statements constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent reports. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1's expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.